Exhibit 99.2

Consent of Person to be Named as Director

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the proxy statement/prospectus on Form S-4 of Dragoneer Growth Opportunities Corp. II (the “proxy statement/prospectus”), as filed with the U.S. Securities and Exchange Commission, as may be amended from time to time, as a nominee to the board of directors of New Cvent (as defined in the proxy statement/prospectus). The undersigned also consents to the filing of this consent as an exhibit to such proxy statement/prospectus and any amendments thereto.

/s/ Betty Hung
Name:	Betty Hung
Dated:	September 29, 2021